Exhibit 21.1
EMERSON RADIO CORP. AND SUBSIDIARIES
EXHIBIT TO FORM 10-K
SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of	Percentage of
Name of Subsidiary	Incorporation	Ownership
Emerson Global Limited	British Virgin Islands	100.0%
Emerson Radio (Hong Kong) Limited	Hong Kong	100.0%*
Emerson Radio Macao Commercial Offshore Limited	Macao	100.0%
Majexco Imports, Inc.	California, U.S.A.	100.0%